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                                                                      Exhibit 55

                             SHARE SALE AND PURCHASE
                                  TIME CONTRACT

                                    Between:

Banca Caboto S.p.A., with address at Via Arrigo Boito, 7, Milan, Company Capital 482,464,000.00 Euros, Enrolment number with the Milan Business Register, Tax Code and VAT number 04377700150 (hereinafter referred to as the "Seller")

                              - on one hand -, and:

Olimpia S.p.A., with address at Viale Sarca, 222, Milan, Company Capital 1,860,233,510 Euros, Enrolment number with the Milan Business Register, Tax Code and VAT number 03232190961 (hereinafter referred to as the "Purchaser")

                               on the other hand -

(hereinafter, the Purchaser and the Seller will be referred to jointly as the "Parties" and each individually as the "Party").

PREMISES
--------

(a) The Purchaser, on December 7, 2004, holds a shareholding in the ordinary company capital of Telecom Italia S.p.A. equal to about 17% and is interested in increasing this shareholding

(b)      Having acknowledged that:

                  (i) on December 22, 2004, an Extraordinary Shareholders' Meeting of the Purchaser Shareholders approved a company capital increase by payment, offered as an option to the Shareholders, for an amount of up to 2,000,000,000 Euros

                  (ii) this capital increase in mainly aimed at providing the Purchaser with the financial means for purchasing further ordinary shares in Telecom Italia S.p.A.

(c) The Purchaser intends to ensure itself a package of Telecom Italia S.p.A. shares by means of the time-based purchasing at a set maximum price and for a set overall expense, also to limit the possible consequences deriving from any market fluctuations

(d) The Seller is willing to sell the Purchaser ordinary Telecom Italia S.p.A. shares at the terms and conditions specified in this share sale and purchase time contract.

                                                                      [initials]





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                                GIVEN THE ABOVE,

The Parties hereby agree the following:

                              Article 1 - Premises

The Premises to this share sale and purchase time contract (hereinafter referred to as the "Contract") are an integral and substantial part of the Contract.

                       Article 2 - Subject of the Contract

2.1 The Seller undertakes to sell to the Purchaser, who undertakes to buy from the Seller, at the terms and conditions specified in this Contract, a certain quantity of ordinary Telecom Italia S.p.A. shares, with a nominal value of 0.55 Euros each, regular use (hereinafter referred to as the "Shares") at a purchase price (hereinafter referred to as the "Purchase Price") in any case not above a price of 3.50 Euros (the "Maximum Price"). The quantity of Shares subject to sale and the Purchase Price will be established on the basis of Article 5 below.

2.2 If, between the date of this Contract and the Closing date (as defined in Article 6.1 below), the average weighted price per ordinary Telecom Italia S.p.A. share (the Official Price) is higher than the Maximum Price for a period of seven consecutive days on which the Stock Exchange is open (hereinafter, the "Significant Event"), one of the Parties may ask the other Party to arrange a meeting, during which the Parties will negotiate in good faith any modifications to the conditions set in this Contract for purchasing the Shares. The meeting will be set up by the end of the three consecutive days on which the Stock Exchange is open after receipt of the request of the more diligent Party, but the request for a meeting may no longer be presented, and the resulting prerogatives of the Seller will be considered to have been waived, after five consecutive days on which the Stock Exchange is open from the occurrence of the Significant Event (note that this waiving has no effect in relation to any eventual repetition of a Significant Event). If no agreement is reached within the five consecutive days on which the Stock Exchange is open after the date of the meeting (the "Consultation Term"), the Seller will promptly inform the Purchaser if, provided the circumstances permit this, it intends to make use of the right specified in Article 2.3 below. If not, Article 2.4 will apply.

2.3 If the suspension condition specified in Article 4 below has not yet occurred on the date of the Consultation Term, the Seller will have the right to:

         (i) withdraw, at its own incontestable judgment, from this Contract; in this case, this Contract, from the date of receipt of the communication specified in Article 2.2 above, will cease to have any validity between the Parties, who can therefore make no claims in relation to each other in terms of compensation, damages or repayment for expenses incurred, or

         (ii) wait, at its own risk, for the occurrence of the suspension condition specified in Article 4 below and sell to the Purchaser, at the Purchase Price, the quantity of Shares which, on that date, are owned by the Seller in accordance with this

                                                                      [initials]





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                  Contract and whose extent will be promptly communicated to the
                  Purchaser; the transfer of the Shares to the Purchaser will take place by the seventh consecutive day on which the Stock Exchange is open after the occurrence of the suspension condition specified in Article 4 below.

2.4 If the suspension condition specified in Article 4 below has occurred on the date of the Consultation Term, the Seller will sell to the Purchaser, and the Purchaser will buy, at the Purchase Price, the quantity of Shares which, on that date, are owned by the Seller in accordance with this Contract and whose extent will be promptly communicated to the Purchaser. The transfer of the Shares to the Purchaser will take place by the seventh consecutive day on which the Stock Exchange is open after the date of the Consultation Term.

                     Article 3 - Declarations and guarantees

3.1 The Seller hereby declares and guarantees in favor of the Purchaser on the date of this Contract and on the Closing date (as defined below) that:

         (v) the signing by the Seller of this Contract has been duly authorized by the competent organs of the Seller and this authorization is valid and effective; this signing or the implementation of the obligations of the Seller do not require any authorizations from judicial or administrative authorities which have not been obtained and which are not still valid and effective;

         (vi) the Seller will have, on the date immediately before the Closing date, the ownership and the full and free use of the Shares, free of any pledges, uses or other constraints or obligations in favor of the Seller or third parties;

         (vii) this Contract and the obligations which this Contract creates are valid and binding and, subject to the specification in
                  Article 4, effective for the Seller, are susceptible to execution, also in specific form, in compliance with the regulations specified therein;

         (viii) this Contract is not a breach by the Seller of Article 180 of Italian Legal Decree of February 24, 1998, no. 58.

3.2 The Purchaser hereby declares and guarantees in favor of the Seller on the date of this Contract and on the Closing date (as defined below) that:

         (iv) the signing by the Purchaser of this Contract will be, by the Closing date, duly authorized by the competent organs of the Purchaser and this authorization will be valid and effective on the Closing date; this signing or the implementation of the obligations of the Purchaser will not require, on the Closing date, any authorizations from judicial or administrative authorities which have not been obtained and which will not then be valid and effective;

         (v) this Contract and the obligations which this Contract creates are valid and binding and, subject to the specification in
                  Article 4, effective for the Purchaser, are susceptible to execution, also in specific form, in compliance with the regulations specified therein;

                                                                      [initials]





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         (vi)     this Contract is not a breach by the Purchaser of Article 180 of Italian Legal Decree of February 24, 1998, no. 58.

                        Article 4 - Suspension condition

4.1 The undertakings of the Seller to sell and of the Purchaser to purchase the Shares, as specified by this Contract, are conditioned, subject to suspension, in terms of the efficacy of the Contract until the payment of the capital increase decided by the Extraordinary Shareholders' Meeting of the Purchaser Shareholders on December 22, 2004, for at least 200,000,000.00 Euros. This suspension condition is set up in the exclusive interests of the Purchaser who, therefore, may waive this right. The Parties hereby expressly agree that the undertakings of the Seller and of the Purchaser as specified in Article 2 above are considered to be effective on the date of the occurrence of this suspension condition, without retroactive effect, notwithstanding the regulation specified in Article 7.2 below.

4.2 The Purchaser undertakes to communicate promptly to the Seller about implemented subscribing of the capital increase specified in Premise
         (b) and the occurrence of this suspension condition.

4.3 If this suspension condition does not occur by February 28, 2005, and notwithstanding the right to waive this suspension condition for the Purchaser, this Contract will be considered to be terminated definitively and without any effect between the Parties, notwithstanding the regulations specified in Article 7.2 below.

4.4 As an exception to the regulations specified in Article 4.3 above, if this suspension condition does not occur by the term of February 28, 2005, the Purchaser may indicate, in writing to the Seller, a third party, who accepts, in writing with a letter sent to the Parties, taking over as the buyer of the Shares. In this case, the obligations of the Purchaser with reference to purchasing the Shares are considered to be transferred to this third party.

                Article 5 - Quantity of Shares and Purchase Price

5.1 The Purchase Price will be established in good faith by the Seller, on the basis of the criteria established in Article 5.2 below. The Purchase Price in any case may not exceed the Maximum Price. The quantity of shares will be established by dividing the overall amount of 200,000,000.00 Euros made available by the Purchaser for purchasing the Shares by the Purchase Price as established by the Seller, with rounding off to the lower full share figure. Therefore, if the Purchase Price and the Maximum Price are the same, the quantity of Shares transferred will be 57,142,858 Shares; this notwithstanding the hypotheses specified in Articles 2.2, 2.3 and 2.4 above.

5.2 In establishing the Purchase Price, the Seller will refer to the price conditions identified overall by the Seller in the market as well as any financial expenses sustained during the course of the operations carried out to obtain the Shares within the Closing date (as defined below).

5.3 The Purchase Price, established in accordance with Article 5.2 above, as well as the quantity of Shares to be transferred will be communicated by the Seller to the Purchaser by the end of the third working day prior to the Closing date, notwithstanding the regulations specified in Articles

                                                                      [initials]





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         2.3(ii) and 2.4. The product of the Purchase price and the quantity of
         Shares to be transferred is hereinafter referred to as the "Sale value".

5.4 The Purchaser will have the right to request from the Seller, at any time, documented information about the market price conditions and the other elements specified in paragraph 5.2 above and, when it receives this request, the Seller will be obliged to promptly provide the Purchaser with all the information reasonably requested.

                               Article 6 - Closing

6.1 Unless otherwise agreed between the parties and subject to the occurrence of the suspension condition specified in Article 4 above (or to the waiving of this right by the Purchaser), the date for the execution of this Contract (hereinafter referred to as the "Closing") will be set by the Purchaser and communicated to the Seller with prior notice of at least seven days on which the Stock Exchange is open. This date will in any case be between January 31, 2005 and May 30, 2005.

6.2 On the Closing date, the ownership of the Shares will be transferred to the Purchaser by the Seller on full payment of the Sale value. The payment of the Sale value by the Purchaser will be made in Euros, with the value date being the Closing date, in the form of a bank draft to the current bank account which will be communicated by the Seller to the Purchaser at least two working days before the Closing date.

6.3 On the Closing date, the ownership of the Shares sold will be transferred by the Seller through Monte Titoli S.p.A. to the deposit account held by the Purchaser at Unicredit Banca di Impresa S.p.A., Milan headquarters, the details of which will be communicated by the Purchaser to the Seller at least two working days before the Closing date.

6.4 At the time of the transfer of the Shares and the payment of the Sale value, the Parties will sign a special declaration detailing the reciprocal receipt of items.

                         Article 7 - Expenses and duties

7.1 Notwithstanding the regulations specified in Article 5.2 above, each Party will be responsible for the expenses sustained for signing this Contract and for complying with the obligations specified therein. The expenses for the Stock Exchange transfer tax (fixed stamp duty) are the responsibility of the Purchaser. Notwithstanding the regulations specified in Article 7.2 below, no other repayment will be due from the Purchaser to the Seller in relation to this Contract.

7.2 It is hereby agreed that in the event of the non-occurrence of the suspension condition specified in Article 4 above within the term established therein, and the non-waiving of this right by the Purchaser or non-designation of a third party willing to take over the purchase of the Shares as per Article 4.4 above, the Purchaser will recognize the Seller, as compensation and covering all claims of the Seller, a once-off all-inclusive amount of 15,000,000 Euros. This compensation will also be due if the third party indicated by the Purchaser does not fulfill the obligations assumed with the letter of acceptance as specified in Article 4.4 above.

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                     Article 8 - Applicable Law and disputes

8.1      This Contract is regulated by Italian Law.

8.2 The Parties refer irrevocably and completely to the exclusive domain of Milan Law Court for any dispute deriving from this Contract or in any way relating to the implementation or interpretation of this Contract.

                           Article 9 - Communications

         Any communication required or permitted by the regulations specified in this Contract must be carried out, unless otherwise indicated in this Contract itself, in writing and will be considered to be effectively and validly carried out on receipt of these written communications, if sent by letter or telegram, or at the time of recognition of receipt in the form of a special declaration (also by fax), provided the communications are addressed as follows:

If to the Seller:                           If to the Purchaser
Banca Caboto S.p.A.                         Olimpia S.p.A.
Via A. Boito, 7                             Viale Sarca, 222
20121 Milan                                 20126 Milan
Tel: 02 80215355                            Tel: 02 64424576
Fax: 02 80215701                            Fax: 02 64422461
Attention: Dr. Giulio Sartirana             Attention: Ing. Luciano Gobbi

                  Article 10 - Negotiation between the Parties

The Parties hereby acknowledge that they have negotiated this Contract and the terms and conditions contained therein. Therefore, there is no need for specific approval of clauses in this Contract.

Milan, January 25, 2005

Olimpia S.p.A.                              Banca Caboto S.p.A.
[signature]                                 [two signatures]





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                               MODIFIED AGREEMENT

                                    Between:

Banca Caboto S.p.A., with address at Via Arrigo Boito, 7, Milan, Company Capital 482,464,000.00 Euros, Enrolment number with the Milan Business Register, Tax Code and VAT number 04377700150 (hereinafter referred to as the "Seller")

                              - on one hand -, and:

Olimpia S.p.A., with address at Viale Sarca, 222, Milan, Company Capital 1,860,233,510 Euros, Enrolment number with the Milan Business Register, Tax Code and VAT number 03232190961 (hereinafter referred to as the "Purchaser")

                               on the other hand -

(hereinafter, the Purchaser and the Seller will be referred to jointly as the "Parties" and each individually as the "Party").

Premises
--------

(a) On January 25, 2005, the Parties signed a Share sale and purchase time contract subject to a condition (the "Contract") for the Purchaser to purchase a quantity of ordinary Telecom Italia S.p.A. shares, with a nominal value of 0.55 Euros each, regular use (hereinafter referred to as the "Shares") at a purchase price (hereinafter referred to as the "Purchase Price") in any case not above a price of 3.50 Euros (the "Maximum Price");

(b) As per the terms of the Contract, the quantity of shares to be sold is established by dividing the overall amount of 200,000,000.00 Euros made available by the Purchaser for purchasing the Shares by the Purchase Price as established by the Seller following the methods specified in the Contract;

(c) The Purchaser is now interested in making available, for purchasing the Shares, a total amount greater than that indicated in the Contract in order to purchase a greater number of Shares held by the Seller;

(d)      The Seller is willing to sell this greater quantity of Shares;

(e) All the terms indicated in this Modified Agreement in Capital letters are considered to have the same meaning as they are assigned in the Contract, unless otherwise indicated.

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                                Given the above,
      which is an integral and substantial part of this Modified Agreement, the Parties hereby agree the following:

Article I
---------

Modification to Article 4 - Suspension condition
------------------------------------------------

         The Parties hereby agree to replace, in Article 4.1 of the Contract, the words "200,000,000.00 Euros" with the words "400,000,000.00 Euros", notwithstanding the efficacy of the undertakings of the Seller to sell and the Purchaser to purchase the Shares on occurrence of the suspension condition.

Article II
----------

Modification to Article 5 - Quantity of Shares and Purchase Price
-----------------------------------------------------------------

         Notwithstanding the criteria established in Article 5.2 of the Contract for establishing the Purchase Price, the Parties hereby agree to replace, in
Article 5.1 of the Contract, the words "200,000,000.00 Euros" with the words "400,000,000.00 Euros". The Purchaser, therefore, undertakes to make available, for purchasing the Shares, a total amount of 400,000,000.00 Euros and, as a result, in the event that the Purchase Price and the Maximum Price are the same, the quantity of Shares transferred will be 114,285,715 Shares; this notwithstanding the hypotheses specified in Articles 2.2, 2.3 and 2.4 above of the Contract.

Article III
-----------

Renaming of Contract
--------------------

         The Modified Agreement does not require renaming of the original title of the Contract.

Article IV
----------

Validity of the extra agreements
--------------------------------

         The Parties hereby agree that, for anything not expressly repealed or in any case agreed within this Modified Agreement, any other regulation within the Contract, especially the declarations and guarantees provided by the Parties in accordance with Article 3 and the expenses and duties specified by Article 7 for the amounts specified therein, without adjustments, remain fully valid and cover every effect between the Parties, as per the terms and conditions agreed on January 25, 2005.

Milan, January 27, 2005

[signature]                                 [two signatures]          01/27/2005
----------------                            ------------------
Olimpia S.p.A.                              Banca Caboto S.p.A.